EXHIBIT 10.1

CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO REGULATION S-K ITEM 601(b)(10)(iv) OF THE SECURITIES ACT OF 1933, AS AMENDED AND REPLACED WITH [***]. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made as of October 14, 2021, by and between Tenax Therapeutics, Inc., a Delaware corporation, with its principal place of business being ONE Copley Parkway, Suite 490, Morrisville, NC 27560 (the “Company”) and Danforth Advisors, LLC, a Massachusetts limited liability company, with its principal place of business being 91 Middle Road, Southborough, MA 01772 (“Danforth”). The Company and Danforth are herein sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company is a specialty pharmaceutical company focused on identifying, developing, and commercializing products that address cardiovascular and pulmonary diseases with high unmet medical need; and

WHEREAS, Danforth has expertise in financial and corporate operations and strategy; and

WHEREAS, Danforth desires to serve as an independent consultant for the purpose of providing the Company with certain strategic and financial advice and support services, using personnel described in Exhibit A attached hereto, (the "Services"); and

WHEREAS, the Company wishes to engage Danforth on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which are hereby acknowledged, the Parties agree and covenant as follows.

1.

Services of Consultant. Danforth will assist the Company with matters relating to the Services. The Services are more fully described in Exhibit A attached hereto. Danforth and the Company will review the Services on a monthly basis to determine appropriate staffing requirements. Company shall have the right to request changes to the Danforth personnel at any time in writing. If Company makes a written request, Danforth shall replace such personnel subject to the Company’s right of pre-approval.

2.

Compensation for Services. In full consideration of Danforth’s full, prompt and faithful performance of the Services, the Company shall compensate Danforth a consulting fee more fully described in Exhibit A (the “Consulting Fee”). Danforth shall, from time to time, but not more frequently than once per calendar month, invoice the Company for Services rendered, and such invoice will be paid upon 30 days of receipt. Each month the Parties shall evaluate jointly the current fee structure and scope of Services. Danforth reserves the right to an annual increase in consultant rates of up to 4%, effective January 1, 2023. Upon termination of this Agreement pursuant to Section 3, no compensation or benefits of any kind as described in this Section 2 shall be payable or issuable to Danforth after the effective date of such termination. In addition, the Company will reimburse Danforth for reasonable out-of-pocket business expenses, including but not limited to travel and parking, incurred by Danforth in performing the Services hereunder, upon submission by Danforth of supporting documentation reasonably acceptable to the Company. Any such accrued expenses in any given three (3) month period that exceed $1,000 shall be submitted to the Company for its prior written approval.

1

All Danforth invoices and billing matters should be addressed to:

Company Accounts Payable Contact:

Name:	Karen Miller
Title:	Senior Accountant
Address:	ONE Copley Parkway, Suite 490, Morrisville, NC 27560
Phone:	919.855.2100
E-mail:

All Company payments and billing inquiries should be addressed to:

Danforth Accounting:	Betsy Sherr bsherr@danforthadvisors.com (508) 277-0031 Danforth Advisors, LLC PO Box 335 Southborough, MA 01772

3.

Term and Termination. The term of this Agreement will commence on October 29, 2021 (the “Effective Date”) and will continue until such time as either Party has given notice of termination pursuant to this paragraph 3 (the “Term”). This Agreement may be terminated by either Party hereto: (a) with Cause (as defined below), immediately upon written notice to the other Party; or (b) without Cause upon 30 days prior written notice to the other Party. For purposes of this Section 3, “Cause” shall include: (i) a material breach of the terms of this Agreement which, if curable, is not cured within 10 days of written notice of such default, or (ii) the commission of any act of fraud, embezzlement or deliberate disregard of a rule or policy of the Company.

4.

Time Commitment. Danforth will devote such time to perform the Services under this Agreement as may reasonably be required. Danforth does not guarantee time and materials estimates in any way and such estimates are not fixed prices. Danforth will notify the Company as soon as practicable if an estimate will be exceeded.

5.

Place of Performance. Danforth will perform the Services at such locations upon which the Company and Danforth may mutually agree. Danforth will not, without the prior written consent of the Company, perform any of the Services at any facility or in any manner that might give anyone other than the Company any rights to or allow for disclosure of any Confidential Information (as defined below).

6.	Compliance with Policies and Guidelines. Danforth will perform the Services in accordance with all rules or policies adopted by the Company that the Company discloses in writing to Danforth.

2

7.

Confidential Information. Danforth acknowledges and agrees that during the course of performing the Services, the Company may furnish, disclose or make available to Danforth information, including, but not limited to, material, compilations, data, formulae, models, patent disclosures, procedures, processes, business plans, financial information, projections, protocols, results of experimentation and testing, specifications, strategies and techniques, and all tangible and intangible embodiments thereof of any kind whatsoever (including, but not limited to, any apparatus, biological or chemical materials, animals, cells, compositions, documents, drawings, machinery, patent applications, records and reports), which is owned or controlled by the Company and is marked or designated as confidential at the time of disclosure or is of a type that is customarily considered to be confidential information (collectively the “Confidential Information"). Danforth acknowledges that the Confidential Information or any part thereof is the exclusive property of the Company and shall not be disclosed to any third party without first obtaining the written consent of the Company. Danforth further agrees that the Confidential Information, and any part thereof, (i) shall not be disclosed or issued to its affiliates, agents or employees (the “Representatives”), except as necessary for the performance of the Services and provided that any such Representative is bound by terms and conditions no less restrictive than those terms and conditions applicable to Danforth under this Agreement and (ii) shall be used solely for the purposes of performing its obligations under this Agreement. The above provisions of confidentiality shall apply for a period of five years. Pursuant to the Defend Trade Secrets Act of 2016, Danforth acknowledges that Danforth will not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Danforth files a lawsuit for retaliation by Company for reporting a suspected violation of law, Danforth may disclose the trade secret to its attorney and may use the trade secret information in the court proceeding, if Danforth (i) files any document containing the trade secret under seal and (ii) does not disclose the trade secret, except pursuant to court order.

8.	Use of Name and Logo. The Company agrees to permit the use of its name and logo in a roster of Danforth clients, which may appear on the Danforth website and in its marketing materials.

9.

Intellectual Property. Danforth agrees that all ideas, inventions, discoveries, creations, manuscripts, properties, innovations, improvements, know‑how, designs, developments, apparatus, techniques, methods, and formulae that Danforth conceives, makes, develops or improves as a result of performing the Services, whether or not reduced to practice and whether or not patentable, alone or in conjunction with any other party and whether or not at the request or upon the suggestion of the Company (all of the foregoing being hereinafter collectively referred to as the “Inventions”), shall be the sole and exclusive property of the Company.

3

10.

Non Solicitation. All personnel representing Danforth are employees or contracted agents of Danforth. Accordingly, they are not retainable as employees or contractors by the Company and the Company hereby agrees not to solicit, hire or retain their services for so long as they are employees or contracted agents of Danforth and for two years thereafter. Should the Company violate this restriction, it agrees to pay Danforth liquidated damages equal to forty percent (40%) of the employee’s starting annual base salary and target annual bonus for each Danforth contracted agent hired by the Company in violation of this Agreement plus Danforth’s reasonable attorneys’ fees and costs incurred in enforcing this agreement should the Company fail or refuse to pay the liquidated damages amount in full within 30 days following its violation. For purposes herein, “solicit” does not include broad-based recruiting efforts, including, without limitation, help wanted advertising and posting of open positions on a party’s internet site.

11.

Placement Services. In the event that Danforth refers a potential employee to the Company and that individual is hired, Danforth shall receive a fee equal to 20% of the employee’s starting annual base salary and target annual bonus. This fee is due and owing whether an individual is hired, directly or indirectly on a permanent basis or on a contract or consulting basis by the Company, as a result of Danforth’s efforts within one year of the date applicant(s) are submitted to the Company. Such payment is due within 30 days of the employee’s start date.

12.

Limited Warranty. Danforth represents and warrants that neither this Agreement nor the performance thereof will conflict with or violate any obligation of Danforth or right of any third party. Except for any express warranties stated herein, the Services are provided on an "as is" basis, and the Company disclaims any and all other warranties, conditions, or representations (express, implied, oral or written), relating to the Services or any part thereof. Further, in performing the Services, Danforth is not engaged to disclose illegal acts, including fraud or defalcations, which may have taken place. The foregoing notwithstanding, Danforth will promptly notify the Company if Danforth becomes aware of any such illegal acts during the performance of the Services. Because the Services do not constitute an examination in accordance with standards established by the American Institute of Certified Public Accountants (the “AICPA”), Danforth is precluded from expressing an opinion as to whether financial statements provided by the Company are in conformity with generally accepted accounting principles or any other standards or guidelines promulgated by the AICPA, or whether the underlying financial and other data provide a reasonable basis for the statements.

13.

Indemnification. Each Party hereto agrees to indemnify and hold the other Party hereto, its directors, officers, agents and employees harmless against any claim based upon circumstances alleged to be inconsistent with such representations and/or warranties contained in this Agreement. Further, the Company shall indemnify and hold harmless Danforth and any of its subcontractors against any claims, losses, damages or liabilities (or actions in respect thereof) that arise out of or are based on the Services performed hereunder, except for any such claims, losses, damages or liabilities arising out of the gross negligence or willful misconduct of Danforth or any of its subcontractors. The Company will endeavor to add Consultant and any applicable subcontractor to its insurance policies as additional insureds. Furthermore, during the Term of this Agreement, if the Company desires that Danforth provide treasury services, the Company shall obtain and maintain a Crime and Cyber Insurance Policy that includes coverage for "Social Engineering" claims and extends coverage to Danforth.

4

14.

D&O Insurance. The Company shall use its best efforts to specifically include and cover, as a benefit for their protection, Danforth staff serving as directors or officers of the Company or affiliates from time to time with direct coverage as named insureds under the Company’s policy for directors’ and officers’ (“D&O”) insurance. The Company will maintain such D&O insurance coverage for the period through which claims can be made against such persons. The Company disclaims a right to distribution from the D&O insurance coverage with respect to such persons. In the event that the Company is unable to include Danforth under the Company’s policy or does not have first dollar coverage acceptable to Danforth in effect for at least $10 million (e.g., such policy is not reserved based on actions that have been or are expected to be filed against officers and directors alleging prior acts that may give rise to a claim), Danforth may, at its option, attempt to purchase a separate D&O policy that will cover the Danforth staff only. The cost of same shall be invoiced to the Company as an out -of -pocket cash expense. If Danforth is unable to purchase such D&O insurance, then Danforth reserves the right to terminate the Agreement upon delivery of written notice.

15.

Independent Contractor. Neither Danforth, nor any employee or agent of Danforth is , nor shall Danforth or any employee or agent of Danforth be deemed to be at any time during the term of this Agreement, an employee of the Company, and therefore neither Danforth nor any of its employees or agents shall be entitled to any benefits provided by the Company to its employees, if applicable. Danforth’s status and relationship with the Company shall be that of an independent contractor and consultant. Danforth shall not state or imply, directly or indirectly, that Danforth is empowered to bind the Company without the Company's prior written consent. Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between the parties. Danforth will be solely responsible for (i) payment of all charges and taxes arising from its relationship to the Company as a consultant, and (ii) reporting, withholding and paying all applicable taxes of any nature that may be reportable or due on amounts paid to Danforth hereunder. Danforth further agrees to indemnify and hold the Company harmless from any and all claims, causes of action or other proceedings related to or resulting from Danforth’s or any of its employees’ or agents’ failure to pay income taxes in compliance with applicable law. Except as expressly provided herein, nothing in this Agreement shall preclude Danforth from consulting for or being employed by any other person or entity.

16.

Records. Upon termination of Danforth’s relationship with the Company, Danforth shall deliver to the Company any property or Confidential Information of the Company relating to the Services which may be in its possession including products, project plans, materials, memoranda, notes, records, reports, laboratory notebooks, or other documents or photocopies and any such information stored using electronic medium.

17.

Notices. Any notice under this Agreement shall be in writing (except in the case of verbal communications, emails and teleconferences updating either Party as to the status of work hereunder) and shall be deemed delivered upon personal delivery, one day after being sent via a reputable nationwide overnight courier service or two days after deposit in the mail or on the next business day following transmittal via facsimile. Notices under this Agreement shall be sent to the following representatives of the Parties:

5

If to the Company:

Name:	Christopher T. Giordano
Title:	Chief Executive Officer
Address:	ONE Copley Parkway, Suite 490, Morrisville, NC 27560
Phone:	919.855.2100
E-mail:

If to Danforth:

Name:	Gregg Beloff
Title:	Managing Director
Address:	91 Middle Road
Southborough, MA 01772
Phone:	(617) 686-7679
E-mail:	gbeloff@danforthadvisors.com

18.

Assignment and Successors. This Agreement may not be assigned by a Party without the consent of the other which consent shall not be unreasonably withheld, except that each Party may assign this Agreement and the rights, obligations and interests of such Party, in whole or in part, to any of its Affiliates, to any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger or consolidation of such Party with or into such corporation.

19.

Force Majeure. Neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of either Party. In the event of such force majeure, the Party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

20.	Headings. The Section headings are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

21.

Integration; Severability. This Agreement is the sole agreement with respect to the subject matter hereof and shall supersede all other agreements and understandings between the Parties with respect to the same. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that the remainder of the Agreement shall not be affected.

22.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, excluding choice of law principles. The Parties agree that any action or proceeding arising out of or related in any way to this Agreement shall be brought solely in a Federal or State court of competent jurisdiction sitting in the Commonwealth of Massachusetts.

6

23.

Amendments and Waivers. This Agreement may be amended or supplemented only by a written instrument duly executed by each of the Parties. No provision of this Agreement may be waived except by a written instrument signed by the Party hereto sought to be bound. No failure or delay by any Party in exercising any right or remedy hereunder or under applicable law will operate as a waiver thereof, and a waiver of a particular right or remedy on one occasion will not be deemed a waiver of any other light or remedy, or a waiver on any subsequent occasion.

24.

Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

If you are in agreement with the foregoing, please sign where indicated below, whereupon this Agreement shall become effective as of the Effective Date.

DANFORTH ADVISORS, LLC		TENAX THERAPEUTICS, INC.

By:	/s/ Chris Connors	By:	/s/ Christopher T. Giordano

Print Name:	Chris Connors	Print Name:	Christopher T. Giordano

Title:	Chief Executive Officer	Title:	Chief Executive Officer

Date:	October 14, 2021	Date:	October 14, 2021

7

EXHIBIT A

Description of Services and Schedule of Fees

Danforth will perform mutually agreed to finance and accounting functions which are necessary to support the management and operations of the Company.

Services and Fees:

Initial Staffing will be Eliot M. Lurier, who will act as Interim Chief Financial Officer of the Company, serving as its Principal Financial Officer and Principal Accounting Officer and performing all services related to such positions including, but not limited to, the following:

•	Participation in financing activities;

•	Overseeing the preparation and review of the Company’s SEC filings and compliance with other regulatory documents;

•	Certification of the Company’s SEC filings;

•	Support of investor relations activities;

•	Overseeing the finance and accounting functions of the Company;

•	Acting as Treasurer to the Company and its Subsidiaries;

•	Board and Board Committee meeting support and attendance;

•	Finance support for operational planning;

•	Corporate and business development support;

•	Financial modeling, planning and analysis;

•	Strategic opportunity assessment; and

•	Capitalization table management.

Mr. Lurier has been interviewed and approved by the Company. Additional personnel will be added in accordance with Section 1 of this Agreement.

8

Fees:

Mr. Lurier (Interim CFO): $400/hr

Additional fee rates provided below:

Role	Hourly Rate	Function
Sr. Advisor	$[***]/hour	Senior Advisory
CFO	$400/hour	CFO
Sr. Director	$[***]/hour	Principal Accounting Officer
Sr. HR Director	$[***]/hour	Human Resources
HR Director	$[***]/hour	Human Resources
Director	$[***]/hour	VP Finance
Sr HR Manager	$[***]/hour	Human Resources
Sr Manager	$[***]/hour	Sr Controller/FP&A
Manager	$[***]/hour	Controller
HR Manager	$[***]/hour	Human Resources
Sr. Consultant	$[***]/hour	Asst. Controller
Consultant	$[***]/hour	Staff Accountant

9